Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Access Midstream Partners, L.P. of our report dated February 14, 2012 relating to the financial statements of Appalachia Midstream Services, L.L.C., which appears in the Current Report on Form 8-K/A of Access Midstream Partners, L.P. dated February 14, 2012.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

December 12, 2012